Form 10f-3

The Galaxy Fund

(the "Trust")

Record of Securities Purchased

Under the Trust's Rule 10f-3 Procedures

  Name of Purchasing Portfolio: Galaxy New Jersey Bond Fund
  Issuer: State of New Jersey
  Date of Purchase: October 12, 2001
  Underwriter From Whom Purchased: Bear Stearns
  Name of Affiliated Underwriter (as defined in the Trust's procedures) managing or participating in syndicate (attached list of all members of syndicate): Quick & Reilly
  Aggregate Principal Amount of Purchase: $4,000,000
  Aggregate Principal Amount of Offering: $608,345,000
  Purchase Price (net of fees and expenses): 108.558
  Date Offering Commenced: October 11, 2001
  Offering Price at End of First Day on Which Sales Were Made: 108.558
  Commission, Spread or Profit: 2.50%

  $10,000

  Continued on Next Page

  Have the following conditions been satisfied:

Yes No

a) The securities are part of an issue registered under the Securities Act of 1933, as amended, which is being offered to the public, or are Eligible Municipal Securities, or are securities sold in an Eligible Foreign Offering or are securities sold in an Eligible Rule 144A Offering.

b) The securities were purchased prior to the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by law to be granted to existing security holders of the issuer) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.

c) The underwriting was a firm commitment underwriting.

d) The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.
    In respect to any securities other than Eligible Municipal Securities,

the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors).

f) The amount of such securities purchased by all of the Funds and any other investment companies advised by Fleet Investment Advisors Inc. or Oechsle International Advisors LP did not exceed (i) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the class of securities being offered, or (ii) if purchased in an Eligible Rule 144A Offering, 25% of the total of (a) the principal amount of the class of securities being offered, sold by underwriters or members of the selling syndicate to qualified institutional buyers (as defined in Rule 144A (a)1 under the Securities Act of 1933, as amended, and (b) the principal amount of the class of securities being offered in any concurrent offering.

g) No affiliated underwriter as a direct or indirect participant in, or benefited directly from, the purchase.

Approved: Brian M. McGreevy Date: January 31, 2002

Members of Syndicate

Salomon Smith Barney

AG Edwards

First Union

Goldman Sachs

Merrill Lynch

Commerce Capital

Fleet Securities, Inc.

Greenwich Capital

M.R. Beal